Free Writing Prospectus

Dated October 28, 2021

Filed Pursuant to Rule 433

Registration No. 333-257722



BIOFRONTERA INC.

Dermatology is our focus

October 2021

FORWARD-LOOKING STATEMENTS

Biofrontera

This presentation includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this presentation regarding forward-looking statements. The words "believe", "anticipate", "intend", "expect", "target", "goal", "estimate", "plan", "assume", "may", "will", "predict", "project", "would", "could" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. Factors that could cause such differences include, but are not limited to, our ability to achieve and sustain profitability, our ability to compete effectively in selling our licensed products, our ability to expand, manage and maintain our direct sales and marketing organizations and those other risks and uncertainties described in the prospectus we have filed with the Securities and Exchange Commission.

Biofrontera

MARKET, INDUSTRY AND OTHER DATA

This presentation includes market and industry data and forecasts that the Company has developed from independent research reports, publicly available information, various industry publications, other published industry sources or the Company's internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although the Company believes that the publications and reports are reliable, the Company has not independently verified the data and makes no representation or warranty with respect to the accuracy of such information. Any and all trademarks and trade names referred to in this presentation are the property of their respective owners. The Company's internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contracts in the markets in which it operates and management's understanding of industry conditions. Although the Company believes that such information is reliable, the Company has not had such information verified by any independent sources.

LEGAL PROCEEDING

The Company is party to ongoing litigation with DUSA Pharmaceuticals, Inc. ("DUSA") in the District Court of Massachusetts (18-cv-10568-RGS), in which DUSA has alleged infringement of certain - meanwhile expired - patents by the BF-RhodoLED lamp, as well as trade secret misappropriation and other commercial claims. The court has set November 29, 2021 as the date for a jury trial, which is expected to last several weeks. We believe that these claims lack merit and intend to defend against them vigorously; however, we cannot guarantee that the outcome will be successful. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have an adverse impact on our business, financial condition or results of operations.

REGISTRATION STATEMENT

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for this offering. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about this offering. You my get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach, CA 92660, Attention: Equity Capital Markets at (800) 678-9147 or by email at rothecm@roth.com or The Benchmark Company, LLC, Attention: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155 at 212-312-6700 or by email at prospectus@benchmarkcompany.com.

OFFERING SUMMARY

Biofrontera

Issuer	Biofrontera, Inc. (U.S. subsidiary of Biofrontera AG)
Ticker (Exchange)	"BFRI" Nasdaq Capital Market
Base Offering Size	3,100,000 Units consisting of one share of common stock plus one warrant to purchase one additional share
Over-Allotment Option	15.0% (100% primary)
Price Range	$5.00 - $7.00
Pro Forma Shares Outstanding	11,100,000 shares (assuming none of the warrants is exercised) and 14,200,000 if the warrants offered are exercised in full If the underwriters exercise their over-allotment option in full: 11,565,000 shares (assuming none of the warrants is exercised) and 15,130,000 if the warrants offered are exercised in full
Use of Proceeds	• Expansion of commercial infrastructure and general working capital which will include hiring of additional personnel, capital expenditures and the costs of operating as a public company. • Remaining funds, if any, may be used for other general corporate purposes, including to pursue the Company's strategy to in-license further products or product opportunities, procure products through asset acquisition from other healthcare companies, as well as acquiring some or all of the shares of other healthcare companies, potentially also including shares of Inc.'s current parent company, Biofrontera AG, although Inc. has no agreements or commitments for any specific acquisitions or in-licenses as of the date of this prospectus.
Joint Book-Running Managers	Roth Capital Partners, The Benchmark Company
Lock-Up Period	180 days
Expected Pricing	Week of October 25

ABOUT US



ERICA MONACO, MSA, CPA

CEO Biofrontera Inc.

- 15 years experience in operations and finance
- Previous positions within public accounting, non-profit and pharmaceutical leadership



MARK BALDYGA, B.A.

Head of Sales & Marketing

- 20 years experience in pharmaceutical and medical device industry, thereof 13 years in dermatology
- Previous positions with Valeant Pharmaceuticals and Stiefel (GSK)



PROF. HERMANN LÜBBERT, PH.D.

Exec. Chairman BF Inc. CEO BF AG & Founder

- Founded Biofrontera AG in 1997
- Extensive experience in academic research in the U.S. and in EU
- 10 years in research management at Sandoz Pharma and Novartis Pharma

Biofrontera

BIOFRONTERA INC.

- Founded in 2015, located in Woburn, MA
- Revenue-generating dermatology company
- Focus on photodynamic therapy ("PDT") and branded antibiotics
- Currently a wholly owned subsidiary of Biofrontera AG (Nasdaq: BFRA)

INVESTMENT HIGHLIGHTS

Biofrontera

- Revenue-generating company with $26 million in 2019 pre-pandemic
- Total addressable AK market of $4 billion now accessible to us
- Two branded Rx products
- IPO proceeds and revenues to grow our commercial strength and capture market opportunity

REVENUE DEVELOPMENT

REVENUE GROWTH SINCE COMMERCIAL LAUNCH IN 2016

In USD million


1.3
7.1
17.6
26.2
18.8
2016
2017
2018
2019
2020

[1] For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI

Biofrontera

MARKET EXPANSION STRATEGY FOR OUR FLAGSHIP PRODUCT AMELUZ®

WHY THE TIME IS NOW

- Medical need for field therapy of actinic keratosis (AK)
- Favorable economics for healthcare providers
- Product with 91% total patient efficacy [1]
- Rapid expansion of commercial infrastructure
- Strong investment in label expansion through licensor

AMELUZ®-PDT

Biofrontera



AMELUZ® GEL


AMELUZ®
[aminolevulinic acid HCl] gel, 10%
Ameluz®
[aminolevulinic acid HCl] Gel, 10%
Rx Only

US Prescribing Information:

AMELUZ® gel in combination with photodynamic therapy (PDT) using BF-RhodoLED® lamp is indicated for the lesion-directed and field-directed treatment of actinic keratoses (AK) of mild-to-moderate severity on the face and scalp[1]



ILLUMINATION WITH BF-RHODOLED ®


BF-RhodoLED®

AK are premalignant lesions of the skin that can potentially develop into skin cancer (squamous cell carcinoma) if left untreated[2]

ACTINIC KERATOSIS BEFORE AND AFTER A SINGLE TREATMENT


6 WEEKS POST TREATMENT*
BEFORE TREATMENT

Mild or even invisible lesions may progress to skin cancer more frequently than severe lesions[3]

[1] For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI; [2] Fuchs & Marmur, Dermatol Surg. 2007 Sep; 33(9):1099-101.
[3] Fernández-Figueras et al., J Eur Acad Dermatol Venereol. 2015 May;29(5):991-997.

*Second treatment may be required on some patients

Picture source: Gilly S. Munavalli, MD, MHS, FACMS, Wake Forest University, School of Medicine Department of Dermatology, Charlotte, NC, USA

AMELUZ®
ACTINIC KERATOSIS (AK) MARKET

~13M AK
TREATMENTS ANNUALLY[1]



AK currently affects an estimated **58M** Americans[2]

Biofrontera

AMELUZ®-PDT HAS DEMONSTRATED UP TO 91% TOTAL CLEARANCE IN CLINICAL TRIALS[3]



For patients older than 45, AK is the most frequent indication treated by dermatologists[4]

[1] Market data accessible from CMS and IQVIA, 2019
[2] www.skincancer.org/skin-cancer-information/actinic-keratosis/

[3] For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI
[4] Landis et al., (2014) Derm. Online J. 20(4)

TOTAL ADDRESSABLE U.S. MARKET OF ~$4 BILLION

2020 U.S. AK MARKET BY TREATMENT OPTION[1]

This segment alone represents a potential > $100m drug market


1.8%
11.9%
86.3%
PDT
Topicals
Cryo

~10% of cryo treatments are for >14 lesions in one session[1]

Biofrontera

AMELUZ® PERCENTAGE OF PDT MARKET[2]


7%
17%
23%
24%
2017
2018
2019
2020

Current Ameluz® list price $315[3]

[1] Market data accessible from CMS and IQVIA, 2020
[2] Based on company estimates and analysis of market data accessible from CMS and IQVIA
[3] Current company data on file

COMPETITIVE ADVANTAGES

Biofrontera

FOR THE PATIENT

- Patients may experience up to 91% total clearance[1]
- Field-directed Ameluz-PDT may provide protection from potentially fatal progression of mild or invisible AKs[2]
- Limited to no scarring or lasting skin destruction
- The cosmetic outcome (lasting improvement of sun damage)
- The number and speed of required treatments

FOR THE DOCTOR

- Patients may experience up to 91% total clearance[1]
- Ameluz-PDT provides both lesion-directed and field-directed treatment
- Favorable economics for doctors as a result of established reimbursement codes
- Ameluz formulation allows for easy and controlled application
- Total control of treatment compliance

[1] For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI
[2] Reinhold et al. 2016 Br. J. Derm. DOI 10.1111/bjd. 14498

REIMBURSEMENT CODES

Biofrontera

AMELUZ® IS A "BUY-AND-BILL" PRODUCT

The Centers for Medicare and Medicaid Services (CMS) have assigned:

SPECIFIC J-CODE J7345 FOR AMELUZ®[1]
To reimburse the drug

SPECIFIC CPT-CODES FOR PDT
To remunerate the healthcare provider

CPT-CODE[2] (JAN 2021)	CODE NUMBER	AVERAGE REIMBURSEMENT
PDT performed by other health care workers	96567	$148
PDT without debridement, by qualified health care professional	96573	$241
PDT with debridement, by qualified health care professional	96574	$296
Cryotherapy capped at >14 lesions maximum	17004	$169

[1]https://hcpcs.codes/j-codes/J7345/?__cf_chl_jschl_tk__=pmd_b36f765ed242ad976cf7ff89bdf25267f5fc3045-1626872534-0-gqNtZGzNAqKjcnBszQei
[2]https://www.aapc.com/codes/cpt-codes/96574

POTENTIAL AMELUZ® LABEL EXPANSION TO OPTIMIZE U.S. MARKET POTENTIAL

Biofrontera

Product	Indication	Study type	Anticipated start of patient recruitment
BF-RhodoLED® XL	PDT lamp for illumination of larger body regions	Not applicable	FDA approval granted on October 21, 2021
Ameluz®	Actinic keratosis	Pharmacokinetics study	completed
Ameluz®	Superficial basal cell carcinoma	Phase III	ongoing
Ameluz®	Actinic keratosis	Phase I safety study with 3 tubes of Ameluz®	H2 2021
Ameluz®	Moderate to severe acne	Phase IIb	H2 2021
Ameluz®	Actinic keratosis	Phase III on face and scalp with 3 tubes and pain-reducing illumination protocol	2022
Ameluz®	Actinic keratosis	Phase III on trunk & extremities	2022
Ameluz®	Squamous cell carcinoma *in situ*	Phase III	2023

RESEARCH AND DEVELOPMENT EFFORTS FOR LABEL EXTENSIONS:

- Responsibility of the licensor
- Governed by the LSA

XEPI®[1]

- A topical prescription medicine for impetigo due to *Staphylococcus aureus* or *Streptococcus pyogenes*, approved in the U.S. in adult and pediatric patients two months of age or older[1]
- Most isolates of *S. aureus* und *S. pyogenes*, including MRSA[1]
- Current list price $297[2]
- Already ~80% of patients with commercial insurance are covered for Xepi® without precondition[2]



Xepi™
(ozenoxacin) Cream, 1%
For Topical Use Only
30g
Rx Only
Biofrontera

[1] For full prescribing information for Xepi, please see https://bit.ly/XepiPI
[2] Current company data on file

Biofrontera

3 million+

CASES OF IMPETIGO PER YEAR IN THE U.S.[3]

In 2019, over 13 million prescriptions were written for drugs (generic mupirocin) in indications where Xepi® can be effective[4]



Impetigo

- A contagious superficial bacterial skin infection
- Impetigo is treated aggressively to avoid community spread and resistance development [5]

[3] https://www.fda.gov/consumers/consumer-updates/how-treat-impetigo-and-control-common-skin-infection
[4] Prescription data from IQVIA, 2020
[5] http://www.who.int/mediacentre/factsheets/fs194/en/

INTELLECTUAL PROPERTY

Biofrontera

IP PROTECTION AMELUZ®

- Patent application on nanoemulsion technology, granted in several significant pharmaceutical markets, pending in the U.S., provides protection until Dec. 2027
- 2 new patent applications on BF-RhodoLED® that would potentially extend protection beyond 2040
- Combination approval may discourage generic competition


Ameluz®
Ameluz®
(aminolevulinic acid HCl) Gel, 10%

IP PROTECTION XEPI®

- Patent on the ozenoxacin molecule until Sept 2023
- Use patents for treatment of impetigo and nasopharynx infections in asymptomatic nasal carriers until 2029
- Xepi® formulation for treatment of impetigo until January 2032


Xepi®
(ozenoxacin) Cream, 1%

LICENSE AND SUPPLY AGREEMENTS

Biofrontera

AMELUZ®

- 15-year exclusive agreement with automatic extension for successive 5-year periods as long as 5-year revenues are greater $150M
- No milestone or royalty obligations
- COGS between 30% and 50% of net revenue
- Biofrontera AG and subsidiaries are responsible for
  - obtaining and maintaining all FDA approvals
  - manufacturing Ameluz® and/or the BF-RhodoLED® lamp
  - maintaining the pharmacovigilance database
  - conducting additional Ameluz® clinical trials in the U.S.
- The LSA protects BF Inc. should BF AG not fulfill its responsibilities
- LSA indemnifies each party for product-related matters, including patent and trade secret infringement

XEPI®

- Ferrer Internacional has IP protection until 2032
- Xepi® License and Supply Agreement with Ferrer Internacional until 2030 and potentially longer
- Exclusive rights for Biofrontera to market Xepi® in the U.S. for all approved indications during the term of the Ferrer license
- Product sales royalty (high single digit %) and sales-based milestone payments

FINANCIAL RESULTS

In USD million (U.S. GAAP)

	2019	2020	6M 2020	6M 2021
Total revenue	26.2	18.8	7.0	10.7
Total Operating Expenses	45.6	28.5	14.1	17.8
Loss from operations	(19.4)	(9.6)	(7.1)	(7.2)
Cash & cash equivalents	7.3	8.0	4.5	3.1

Rounding differences may occur in table.

- Achieved a 95% CAGR since 2016
- 38% CAGR for past 3 years
- Strong post-Covid recovery apparent

Biofrontera

REVENUE DEVELOPMENT BY QUARTER SINCE FIRST FULL COMMERCIAL YEAR

(Ameluz®/BF-RhodoLED® only)

In USD million


1.4
4.2
5.9
4.5
4.6
1.2
3.6
5.1
2.3
5.8
1.2
4.4
3.6
3.2
3.4
5.4
10.7
8.6
Q1 2017
Q1 2018
Q1 2019
Q1 2020
Q1 2021
Q2 2017
Q2 2018
Q2 2019
Q2 2020
Q2 2021
Q3 2017
Q3 2018
Q3 2019
Q3 2020
Q4 2017
Q4 2018
Q4 2019
Q4 2020

RECENT DEVELOPMENTS

Biofrontera

ESTIMATED REVENUE RANGES

- Biofrontera, Inc. is in the process of finalizing its results for the quarter ended September 30, 2021.
- Biofrontera, Inc.'s estimated range of revenues for the quarter ended September 30, 2021 is between $4.2 million and $4.4 million, and for the nine months ended September 30, 2021 is between $14.8 million and $15.0 million

FINANCIAL STATEMENTS TIMING

- Biofrontera, Inc. expects to complete its financial statements for the quarter ended September 30, 2021 subsequent to the completion of this offering

NOTE:

These preliminary estimates are not necessarily indicative of any future period and should be read together with "*Risk Factors*," "*Special Note Regarding Forward-Looking Statements*" and Biofrontera, Inc.'s financial statements and related notes included in the Registration Statement

USE OF PROCEEDS

Biofrontera

OUR IPO PROCEEDS WILL SERVE AS A SPRINGBOARD TO EXPAND THE U.S. BUSINESS MORE RAPIDLY

- Grow the PDT market
- Gain PDT market share
- Promote Xepi® sales


$
€

SALES INFRASTRUCTURE

- Grow sales territories from 32 to 55
- Increase sales regions from 4 to 7
- Strengthen medical affairs department from 2 to 7 FTE's
- Optimize sales operations, customer service and market access

MARKETING & DATA

- Drive awareness of product portfolio to accelerate growth
- Build data driven sales strategy and customer selection
- Provide reps with relevant data for each individual HCP

MEDICAL OUTREACH

- Educate about product differentiation
- Gain recognition with HCPs through scientific data, medical education, KOL interaction and industry support

INVESTMENT HIGHLIGHTS

Biofrontera

- Revenue-generating company with $26 million in 2019 pre-pandemic
- Total addressable AK market of $4 billion now accessible to us
- Two branded Rx products
- Favorable economics for HCPs, positive outcomes for patients
- Pipeline development covered by license agreement at no additional expense
- IPO proceeds and revenues to grow our commercial strength and capture market opportunity



Biofrontera Inc.
120 Presidential Way, Suite 330
Woburn, MA 01801